Exhibit 99.1

Contact:	Steve Richards
Chief Financial Officer
714/241-0303
TTM TECHNOLOGIES, INC. SIGNS DEFINITIVE AGREEMENT TO ACQUIRE PRINTED CIRCUIT GROUP OF TYCO INTERNATIONAL LTD.
SANTA ANA, CA — August 2, 2006 — TTM Technologies, Inc. (Nasdaq: TTMI), a leading manufacturer of time-critical and technologically advanced printed circuit boards, today announced the signing of a definitive agreement to acquire the Tyco Printed Circuit Group business unit from Tyco International Ltd. (NYSE: TYC, BSX: TYC). Tyco Printed Circuit Group (TPCG) is a leading producer of complex, high performance and specialty printed circuit boards (PCBs) and is one of the major suppliers of military and aerospace PCBs in North America. TTM will purchase TPCG for $226 million. The transaction is expected to be completed in the fall of 2006, subject to customary closing conditions and regulatory approval.
“The acquisition of Tyco Printed Circuit Group makes us a leader in the attractive military/aerospace sector of the PBC industry,” stated Kent Alder, President and CEO of TTM Technologies. “We also are expanding our presence in the quick-turn and high-mix sectors of the PCB marketplace. Together, we have a more diversified customer base, broader end-market exposure, and expanded capabilities to service customers. And the combination makes us the largest PCB manufacturer in North America with annualized sales in excess of $650 million.”
The purchase price will be paid by a combination of cash on the balance sheet and the proceeds of a fully committed term loan and revolving credit facility.
TTM expects the transaction to be accretive to earnings within the first year post acquisition.
Tyco Printed Circuit Group had unaudited revenue for the trailing 12 months ended June 30th, 2006 of approximately $380 million and adjusted and unaudited EBITDA of approximately $29 million. Services offered by TPCG include military/aerospace, specialty PCBs, high-mix PCBs; quick-turn PCBs; and backplane and sub-system assembly through eight specialized facilities in the United States and one in China.
UBS Investment Bank acted as exclusive financial advisors to TTM Technologies, Inc. on the transaction and is acting as sole arranger of the fully committed debt financing in support of the acquisition.
Conference Call/Webcast
TTM will conduct a conference call to discuss the acquisition at 9:00 a.m. Eastern/6 a.m. Pacific time on Thursday August 3, 2006. Telephone access is available by dialing 866-550-6338. The call also will be simulcast and available for replay until August 11, 2006 on the company’s website, www.ttmtech.com.
TTM Technologies, Inc. is a leading supplier of time-critical and technologically advanced printed circuit boards to original equipment manufacturers and electronics manufacturing services companies. TTM stands for time-to-market, representing how the company’s time-critical, one-

stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market.
This release contains forward-looking statements that relate to future events or performance. These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the company’s dependence upon the electronics industry, the risks associated with integrating acquisitions, the company’s dependence upon a small number of customers, general economic conditions and specific conditions in the markets TTM addresses, the unpredictability of and potential fluctuation in future revenues and operating results, increased competition from low-cost foreign manufacturers, and other “Risk Factors” set forth in the company’s most recent SEC filings.